Exhibit 99.1

Nano Magic Inc., Formerly PEN Inc., Announces New Name, New Trading Symbol, Rebrand, and New Product Line Coming Soon

For Immediate Release

DETROIT, Michigan – April 7, 2020 – Nano Magic Inc. (OTCMKT: NMGX), formerly PEN Inc., announced today its new name, new trading symbol, and rebrand, plus an exciting new product line coming soon.

Tom Berman, President and CEO, explained: “We have a rich history of creating nanotechnology powered products that consumers deserve to have. We know people just want the products they’re buying to work and to make their life better — and ours do both. We have chosen this new name because we get it — science can be stuffy — and we want to make science more approachable. Plus, it’s a lot easier to explain that although our products are powered by science, they work like magic.”

The company has a deep background in using advancements in nanotechnology to make everyday products perform better. They hold a roster of patents and trademarks for cleaning products and surface protectants powered by nanotechnology. With their rebrand, they are focusing on direct-to- consumer sales and distribution into big box-retail, as well as continuing to provide industrial nano- coating applications.

The company is preparing for the launch of their new Nano Magic-branded product line that will include lens care, electronic device screen cleaning and protection, sport and safety anti-fog solutions, auto windshield cleaning and protection, as well as household surface cleaning and protectant solutions. In fact, Berman was excited to share that they are eager to join the Covid-19 fight. Berman said: “we have accelerated the development and commercialization efforts of our household cleaning and protectant solutions in order to help create a cleaner and safer world”.

Nano Magic expects its full product lineup to roll out within the next few months. For more information and to be notified of the product launch, visit www.nanomagic.com or call (800) 883-6266.

About Nano Magic Inc.

Nano Magic Inc. (OTCMKT: NMGX) is a leader in creating and bringing to market cutting-edge nanotechnology powered applications made in the U.S.A. with special expertise in liquid products to apply to surfaces such as glass, porcelain, and ceramic. Consumer products include lens care, electronic device hygiene and protection, anti-fog solutions (sport and safety), as well as household and auto cleaning and protection. Other applications include touch screens, glass displays and screens, windshields, solar panels, glass countertops and display cases, china, tableware, toilets, sinks, shower doors and more. Nano Magic’s Innovation and Technology Center in Austin, TX engages in contract research and development work for government and private customers and it also develops and sells printable inks and pastes, and graphene foils. Nano Magic focuses on innovative and advanced product solutions harnessing the magic power of nanotechnology to create a safer, more socially conscious, and higher performing world.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results.  Actual results may differ materially from the results predicted.  More information about our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2018, and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”).

All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact Information

Jeanne.Rickert@nanomagic.com

(844) 273-6462